UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                            SCHEDULE 13G

            UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. 1)*


                              XOMA LTD.
                          (Name of Issuer)


                Common Shares, $.0005 par value
                 (Title of Class of Securities)


                            G9825R107
                          (CUSIP Number)

                        December 31, 1999
    (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           PAGE 1 OF 7 PAGES
SCHEDULE 13G
CUSIP NO. G9825R107                                   PAGE 2 OF 7 PAGES
- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Advantage Fund II Ltd.
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 British Virgin Islands
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                     2,131,924
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                  2,131,924
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,131,924
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  3.6%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -
SCHEDULE 13G
CUSIP NO. G9825R107                                   PAGE 3 OF 7 PAGES
- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Genesee International, Inc.
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                     2,131,924
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                  2,131,924
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,131,924
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  3.6%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -
SCHEDULE 13G
CUSIP NO. G9825R107                                   PAGE 4 OF 7 PAGES
- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Donald R. Morken
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                     2,131,924
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                  2,131,924
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,131,924
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  3.6%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
- ------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. G9825R107                                   PAGE 5 OF 7 PAGES

AMENDMENT NO. 1 TO SCHEDULE 13G

          This Amendment No. 1 to the initial statement on Schedule 13G filed November 9, 1999 (the "Initial Statement") by Advantage Fund II Ltd., a British Virgin Islands corporation ("Advantage"), Genesee International, Inc., a Delaware corporation ("Genesee International"), and Donald R. Morken ("Mr. Morken", and collectively with Advantage and Genesee International, the "Reporting Persons") relates to the Common Shares, $.0005 par value (the "Common Shares"), of XOMA, Ltd., a Bermuda company (the "Issuer").
Capitalized terms used herein without definition shall have the meanings given them in the Initial Statement. This Amendment No. 1 is being filed by the Reporting Persons to report that each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the Common Stock. This Amendment No. 1 amends the Initial Statement as follows:


Item 4.           Ownership:

                  (a) Amount Beneficially Owned by Advantage, Genesee International and Mr. Morken:

                         Advantage:              	2,131,924
                         Genesee International:  	2,131,924
                         Mr. Morken:             	2,131,924

                  (b)    Percent of Class:

                         Advantage:                  	3.6%
                         Genesee International:      	3.6%
                         Mr. Morken:                 	3.6%

The Issuer reported that 58,324,058 Common Shares were outstanding as of December 15, 1999 in its Proxy
Statement dated January 3, 2000. This amount was used to determine the percentages of outstanding
Common Shares reported in this statement.

                  (c)    Number of Shares as to which the Person has:

                         (i)     sole power to vote or to direct
                                 the vote

                         Advantage:                	-0-
                         Genesee International:    	-0-
                         Mr. Morken:               	-0-

                         (ii)    shared power to vote or to
                                 direct the vote

                         Advantage:              	2,131,924
                         Genesee International:  	2,131,924
                         Mr. Morken:             	2,131,924
SCHEDULE 13G
CUSIP NO. G9825R107                                   PAGE 6 OF 7 PAGES

                         (iii)   sole power to dispose or to
                                 direct the disposition of

                         Advantage:                	-0-
                         Genesee International:    	-0-
                         Mr. Morken:               	-0-

                         (iv)    shared power to dispose or to
                                 direct the disposition of

                         Advantage:              	2,131,924
                         Genesee International:  	2,131,924
                         Mr. Morken:             	2,131,924


Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


SCHEDULE 13G
CUSIP NO. G9825R107                                   PAGE 7 OF 7 PAGES

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                ADVANTAGE FUND II LTD.

                                By:  Genesee International, Inc.,
                                       as General Manager



                                     By:  /s/ Donald R. Morken
                                          ---------------------------
                                     Name:  Donald R. Morken
                                     Title:  President
Dated:  January 26, 2000

                                GENESEE INTERNATIONAL, INC.



                                By:  /s/ Donald R. Morken
                                     ---------------------------------
                                Name: Donald R. Morken
                                Title:  President
Dated:  January 26, 2000



                                    /s/ Donald R. Morken
                                --------------------------------------
                                     Donald R. Morken
Dated:  January 26, 2000



42.18.04.104